News Release
FOR IMMEDIATE RELEASE
Investor Relations Contacts:
Chuck Coppa, CFO
American Power Group Corporation
781-224-2411
ccoppa@americanpowergroupinc.com

Mike Porter
Porter, LeVay, & Rose, Inc.
212-564-4700
mike@plrinvest.com

American Power Group Announces Completion of a $2.6 Million Private Placement Round With Several Existing Shareholders and Investors Affiliated With Members of its Board of Directors

-New Capital Will Accelerate APG’s Exit From The Oil Crisis And Support Key 2017 Marketing Initiatives-

-Neil Braverman To Become New Chairman Of The Board –

- Matt Van Steenwyk Appointed As Lead Strategic Director-

Lynnfield, MA – February 1, 2017- American Power Group Corporation (OTCQB: APGI) today announced the completion of the initial round of a $3 million private placement of Subordinated Contingent Convertible Promissory Notes (“Notes”) with several existing shareholders, members of management and investors affiliated with members of its Board of Directors.

The unsecured Notes bear interest at the rate of 10% per annum and will become due and payable on July 27, 2017. The principal amount of the Notes, together with all accrued but unpaid interest thereon, will automatically be convertible into shares of Series E 12.5% Convertible Preferred Stock (“Series E Convertible Preferred Stock”) at a conversion price of $100,000 per share, immediately upon the effectiveness of the filing of a Certificate of Designation of Preferences, Rights and Limitations of Series E Convertible Preferred Stock with the Secretary of State of Delaware. Each share of Series E Convertible Preferred Stock will be convertible to our common stock at a conversion price of $0.10 per share. Upon the conversion of the Notes into shares of Series E Preferred Stock, we will issue to each investor a ten-year warrant to purchase a number of shares of common stock equal to ten times the number of shares issuable upon conversion of the Series E Preferred Stock, exercisable at $0.10 per share. We have agreed, however, not to file the Certificate of Designation until certain conditions are met, the details of which and other details of the transaction will be set forth in a Current Report on Form 8-K, which we will file with the Securities and Exchange Commission today.

Concurrent with the closing of the financing, Neil Braverman became our new Chairman of the Board of Directors replacing Maurice Needham who will remain as a Director. Mr. Braverman is a major investor in the company and has been a Director since April 30, 2012. He is the founder of Associated Private Equity and previously founded and was co-Chairman of Safeskin Corporation, the leading manufacturer of latex/synthetic gloves to the healthcare and electronic markets.

Matthew Van Steenwyk was appointed by the Board of Directors as Lead Strategic Director with more direct focus on helping to optimize the strategic marketing initiatives for the Company. Mr. Van Steenwyk has been a Director since July 21, 2015 and is the lead investor in the Company. Mr. Van Steenwyk has been Managing Director of Longbow Technology Ventures since 2010. He has over twenty-five years of investing and operating experience across multiple industries with a strong focus on energy related industries.

American Power Group Corporation Press Release
February 1, 2017	Page 2

About American Power Group Corporation

American Power Group’s subsidiary, American Power Group, Inc. provides cost effective products and services that promote the economic and environmental benefits of our alternative fuel and emission reduction technologies. Our patented Turbocharged Natural Gas® Dual Fuel Conversion Technology is a unique non-invasive software driven solution that converts existing vehicular and stationary diesel engines to run concurrently on diesel and various forms of natural gas including compressed natural gas, liquefied natural gas, conditioned well-head/ditch gas or bio-methane gas with the flexibility to return to 100% diesel fuel operation at any time. Depending on the fuel source and operating profile, our EPA and CARB approved dual fuel conversions seamlessly displace 45% - 65% of diesel fuel with cleaner burning natural gas resulting in measurable reductions in nitrogen oxides (NOx) and other diesel-related emissions. Through our Trident Associated Gas Capture and Recovery Technology, we provide oil and gas producers a flare capture service solution for associated gases produced at their remote and stranded well sites. These producers are under tightening regulatory pressure to capture and liquefy the flared gases at their remote and stranded well sites or face significant oil output reductions. With our proprietary Fueled By Flare™ process technology we can convert these captured gases into natural gas liquids (“NGL”) which can be sold as heating fluids, emulsifiers, or be further processed by refiners. Given pending federal methane capture regulations, we anticipate our next generation NGL processing systems will have the capability to convert the residual flared methane into pipeline quality natural gas that can be sold for a variety of dedicated and dual fuel vehicular, stationary, industrial and household uses. See additional information at: www. americanpowergroupinc.com

Caution Regarding Forward-Looking Statements and Opinions

With the exception of the historical information contained in this release, the matters described herein contain forward-looking statements and opinions, including, but not limited to, statements relating to new markets, development and introduction of new products, and financial and operating projections. These forward-looking statements and opinions are neither promises nor guarantees, but involve risk and uncertainties that may individually or mutually impact the matters herein, and cause actual results, events and performance to differ materially from such forward-looking statements and opinions. These risk factors include, but are not limited to, the fact that, our dual fuel conversion business has lost money in the last seven consecutive fiscal years and our flare gas capture and recovery business has yet to generate measurable revenues, the risk that we may require additional financing to grow our business, the fact that we rely on third parties to manufacture, distribute and install our products, we may encounter difficulties or delays in developing or introducing new products and keeping them on the market, we may encounter lack of product demand and market acceptance for current and future products, we may encounter adverse events economic conditions, we operate in a competitive market and may experience pricing and other competitive pressures, we are dependent on governmental regulations with respect to emissions, including whether EPA approval will be obtained for future products and additional applications, the risk that we may not be able to protect our intellectual property rights, factors affecting the Company's future income and resulting ability to utilize its NOLs, the fact that our stock is thinly traded and our stock price may be volatile, the fact that we have preferred stock outstanding with substantial preferences over our common stock, the fact that the conversion of the preferred stock and the exercise of stock options and warrants will cause dilution to our shareholders, the fact that we incur substantial costs to operate as a public reporting company and other factors that are detailed from time to time in the Company's SEC reports, including the report on Form 10-K for the year ended September 30, 2016 and the Company's quarterly reports on Form 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements and opinions, which speak only as of the date hereof.